SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 26, 2003

ChromaVision Medical Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-1000	75-2649072

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, California	92675-4824

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (949) 443-3355

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Event
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Event

     On February 26, 2003 ChromaVision Medical Systems, Inc. (“ChromaVision”) issued 4,646,408 shares of its Common Stock for an aggregate cash purchase price of $5 million ($1.0761 per share) in a private placement to Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. (NYSE: SFE). Safeguard Scientifics already owned beneficially a majority of the outstanding shares of Common Stock of ChromaVision prior to the transaction. As a result of the transaction its percentage of beneficial ownership increased from 56% to 62%. ChromaVision and Safeguard Scientifics also entered into an agreement giving Safeguard Scientifics certain rights to have the purchased shares registered under the Securities Act of 1933.

     On February 24, 2003 ChromaVision announced that it also entered into a $3 million revolving credit agreement with the Technology and Life Sciences Division of Comerica Bank-California (NYSE:CMA). Both the borrowings under the line of credit and the proceeds from the sale of the Common Stock are intended to be used for working capital purposes. Borrowings under the line of credit will bear interest at Comerica’s prime rate plus one-half percent. The borrowings will be guaranteed by Safeguard Scientifics. ChromaVision will pay to Safeguard Scientifics a one-time fee for the guarantee of $15,000 plus an amount equal to 4.5% of the daily-weighted average principal balance outstanding under the line of credit.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

          (c)      Exhibits.

                    See the following Exhibit Index

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2003	CHROMAVISION MEDICAL SYSTEMS, INC.

	By:	/s/ Stephen T. D. Dixon

	Name: Its:	Stephen T. D. Dixon, Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page*

99.1	Securities Purchase Agreement dated February 26, 2003 between ChromaVision Medical Systems, Inc. and Safeguard Delaware, Inc.

99.2	Registration Rights Agreement dated February 26, 2003 between ChromaVision Medical Systems, Inc. and Safeguard Delaware, Inc.

*	Contained only in the manually executed version.

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